Exhibit 10.4
PERSONAL AND CONFIDENTIAL

March 24, 2025

Charles Smotherman
17095 Via Del Campo
San Diego, CA 92127

Dear Charles,
I am very pleased to extend you this offer of employment with Teradata Corporation and its affiliates (“Teradata” or the “Company”) as Interim Chief Financial Officer, based virtually, and reporting to me, subject to the conditions set forth below.

This letter outlines the key elements of your compensation and related arrangements, during the term of the interim Chief Financial Officer role, which are effective as of March 24, 2025. At the end of the interim assignment, your compensation will return to its current levels as the SVP and Chief Accounting Officer.

Base Salary: You shall receive a base salary of $530,000 on an annualized basis, less applicable taxes and withholdings, which would be paid on the Company’s normal bi-weekly payroll schedule and subject to change upon mutual agreement (other than a base salary reduction that is applied across-the-board to the Company’s Section 16 officers).

Management Incentive Plan: You will be eligible to participate in Teradata’s Management Incentive Plan (the “MIP”), a performance-based annual incentive program for executive officers. Under the MIP, the Compensation and People Committee of the Teradata Board (the “Committee”) establishes an annual bonus program based upon financial and/or strategic performance results achieved by Teradata, as well as each eligible employee’s individual performance against their business objectives. Your MIP target incentive opportunity equal to 100% of your eligible gross base salary, which would bring your total targeted annual compensation opportunity to $1,060,000. The period of your eligibility under the MIP will begin March 24, 2025 and go through the term of the interim assignment (the “2025 MIP”). Your 2025 MIP will be pro-rated based on the time you are active as Interim Chief Financial Officer during 2025. Incentive awards are subject to discretionary adjustment by the Committee as outlined in the MIP and, if earned, are paid in the first calendar quarter following the program year. No MIP award is guaranteed, and you must be employed by Teradata on the date MIP awards are paid to be eligible to receive a MIP award. The MIP is subject to amendment by Teradata in accordance with the terms of the plan.

Special Equity Grant Restricted Stock Unit Award: As part of recognition for the interim role, supporting the transition and onboarding of a new CFO, as well as for retention, Teradata shall award you a one-time grant of service-based RSUs (the “Special Equity Grant”) with a target value of $2,000,000. The actual number of RSUs for your Special Equity Grant will be determined by dividing the target value by the preceding 20-day average of Teradata’s common stock prior to, but not including the effective date of the grant. The Special Equity Grant will be effective March 25, 2025, and be allocated 100% in RSUs, vesting in two (2) equal annual installments, which will vest on the respective anniversary dates of grant, in each case subject to your continued employment with Teradata and subject to the other terms and conditions set forth in your RSU equity award agreement. The Special Equity Grant will be governed by the terms and conditions of the Teradata 2023 Stock Incentive Plan, as amended (“Plan”) and your RSU equity award agreements, which you will be required to accept in connection with the award.
Executive Severance Plan and Change in Control Plan: You shall continue to participate as a Level I participant in the Teradata Executive Severance Plan (the “ESP”). During the term of your interim assignment, will be a participate in the Teradata Change in Control Plan (the “CIC”). Each plan is subject to amendment or termination by Teradata in accordance with the terms of each plan.

Benefits: As an employee of the Company, you will be eligible to participate in the standard benefit plans offered to similarly situated employees by Teradata, subject to plan terms and generally applicable company policies. Teradata may change its benefit programs from time to time in its discretion.

Indemnification and D&O Coverage: The Company shall indemnify you to the full extent provided for in its corporate certificate of incorporation, bylaws or any other indemnification policy or procedure as in effect from time to time and applicable to its other directors and officers and to the maximum extent that the Company indemnifies any of its other directors and officers, and you will be entitled to the protection of the
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insurance policies the Company maintains generally for the benefit of its directors and officers against all costs, charges, liabilities and expenses incurred or sustained by you in connection with any action, suit or proceeding to which you may be made a party by reason of you being or having been a director, officer or employee of the Company or any of its affiliates or you serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this letter) pursuant to the terms and conditions of such policies.

This letter, together with the Employee Confidential Information and Inventions Assignment Agreement you signed upon hire, forms the complete and exclusive statement of your employment agreement with Teradata. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Teradata's discretion in this letter, require a written modification signed by an officer of Teradata.

If you have any questions regarding the details of this offer, please do not hesitate to contact me.

Sincerely,
/s/ Steve McMillan
Steve McMillan
President & Chief Executive Officer

ACCEPTANCE:
I accept the offer of employment by Teradata Corporation on the terms described in this letter.

/s/ Charles Smotherman
Charles Smotherman
March 24, 2025
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